Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 16, 2015, by and between Spark Therapeutics, Inc. (the “Company”), and Rogério Vivaldi Coelho, M.D. (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Executive’s employment as Chief Commercial Officer of the Company commenced on December 01, 2014;

WHEREAS, the Company desires to continue to employ the Executive as its Chief Commercial Officer; and

WHEREAS, the Executive has agreed to continue such employment on the terms and conditions set forth in this Agreement effective as of the date first set forth above (the “Effective Date”);

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:

1. Term of Employment. The term of this Agreement shall commence on the Effective Date and continue until terminated (the “Term of Employment”). During the Term of Employment, the Executive shall be an at-will employee of the Company and the Executive’s employment and the Term of Employment shall be freely terminable by either Party, for any reason, at any time, with or without Cause (as defined below) or notice (except as set forth herein).

2. Position. During the Term of Employment, the Executive shall serve as the Company’s Chief Commercial Officer, working out of the Company’s Philadelphia office or such other location approved by the Company and travelling as required by the Executive’s job duties.

3. Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Chief Commercial Officer and such other duties and responsibilities as may be assigned by the Chief Executive Officer of the Company (the “CEO”). The Executive shall report and be accountable to the CEO and shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder. The Executive shall devote the Executive’s entire business time, loyalty, attention and efforts to the business and affairs of the Company and its affiliates. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Subject to the prior written approval of the Company, the Executive may serve on the board of directors or similar body of other organizations, including publicly owned corporations or other entities, philanthropic organizations and organizations in which the Executive has made an investment, provided that Executive’s activities with respect to the foregoing do not, individually or in the aggregate, interfere or conflict with, detract from, or materially affect the performance of the Executive’s duties to the Company, or violate the provisions of this Agreement or any other agreement between the Executive and the Company.

4. Compensation. As full compensation for all services rendered by the Executive during the Term of Employment, the Company will provide to the Executive the following:

(a) Base Salary. The Executive shall receive a base salary of $32,083.33 per month (annualizing to $385,000) (the “Base Salary”); provided, however, that the Executive’s Base Salary shall be $33,750 per month (annualizing to $405,000) effective as of immediately following an initial public offering of the Company’s common stock (an “IPO”). Base Salary shall be paid in accordance with the Company’s regularly established payroll procedure and may be increased or decreased periodically, as determined by the Board of Directors of the Company (the “Board”) in its sole discretion, subject to the provisions of Section 7 below.

(b) Performance Evaluation; Discretionary Bonus. The Executive shall be subject to an annual performance evaluation by the Board or the CEO, such review to be conducted in the Board’s sole discretion. Following the end of the 2015 fiscal year (which concludes on December 31, 2015) and each fiscal year thereafter (each, a “Performance Year”), the Executive shall be eligible to receive a discretionary performance bonus with a target of thirty percent (30%) of the Executive’s annualized Base Salary as of December 31 of the Performance Year, based on the Executive’s performance and the Company’s performance during the Performance Year, which performance will be measured against the annual goals established by the CEO or the Board; provided, however, that the Executive’s target percentage shall be increased to forty percent (40%) of the Executive’s annualized Base Salary as of December 31 of each Performance Year effective as of immediately following an IPO. The determination of whether any such bonus has been earned by the Executive in a particular Performance Year, and if such a bonus has been determined to be earned by the Executive in a particular Performance Year, the amount of such bonus, shall in each case be determined by the Board in its sole discretion (such discretionary performance bonus, the “Bonus”). Subject to the provisions of Section 7 below, the Executive must be an active employee of the Company on December 31 of the Performance Year in order to be eligible for and to earn any bonus award.

(c) Paid Time Off. Subject to the terms hereof, the Executive shall receive up to twenty-five (25) days of paid time off each fiscal year. The paid time off for which the Executive is eligible shall accrue at the rate of 2.084 days per month that the Executive is employed during such fiscal year. Up to five (5) days (forty (40) hours) of accrued paid time off may be carried over from fiscal year to fiscal year provided that any hours that are carried over to a subsequent fiscal year must be used within the first calendar quarter of such subsequent fiscal year or be forfeited. Any other accrued but unused paid time off will be forfeited at the end of each fiscal year.

(d) Benefits. The Executive may participate in any and all benefit programs that the Company establishes and makes available to its senior executives from time to time, provided that the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion.

(e) Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

(f) Equity.

(i)	The Executive may be eligible to receive equity grants as the Board of Directors of the Company shall deem appropriate in its sole discretion.

(ii)

Immediately prior to a Change in Control, fifty percent (50%) of the unvested portion of any outstanding equity award held by the Executive shall vest and become exercisable or free from forfeiture or repurchase, as applicable, such that the remaining unvested portion of the Executive’s equity award shall vest, in substantially equal quarterly installments over a period of two years following the Change in Control or, if shorter, the remaining period of the original vesting schedule set forth in the applicable award agreement; provided, however, that if the acquiring or succeeding corporation (or an affiliate thereof) in such Change in Control does not agree to assume the Executive’s outstanding unvested equity awards or substitute such awards for equivalent awards, one hundred percent (100%) of the Executive’s outstanding unvested equity awards shall vest and become exercisable or free from forfeiture or repurchase, as applicable, prior to the Change in Control; provided, further, however, that the foregoing shall not replace any more favorable vesting acceleration provision provided for in any equity award agreement governing an equity award held by the Executive.

(iii)	Upon a termination of the Executive’s employment due to the Executive’s death or Disability, any vested equity awards as of the Executive’s termination date shall remain exercisable for twelve (12) months following the termination date.

5. Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable business and travel expenses incurred by the Executive on the Company’s behalf during the course of the Executive’s employment, upon the presentation by the Executive of documentation itemizing such expenditures and attaching all supporting vouchers and receipts in accordance with the Company’s Travel and Entertainment policy (or any successor policy thereto). Reimbursement will be made no later than 30 calendar days after the expense is substantiated (which must occur within 30 calendar days after the expense is incurred). The expenses eligible for reimbursement under this provision may not affect the amount of such expenses eligible for reimbursement in any other taxable year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

6. Restrictive Covenants Agreements. The Executive acknowledges the continuing effectiveness of the Inventions and Non-Disclosure Agreement between the Executive and the Company and agrees to execute the Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A (collectively, the “Restrictive Covenants Agreements”).

7. Termination and the Effect of Termination.

(a) General. Subject in each case to the provisions of this Section 7 and the other provisions of this Agreement relating to the Parties’ respective rights and obligations upon termination of the Executive’s employment, nothing in this Agreement interferes with or limits in any way the Company’s or the Executive’s right to terminate the Executive’s employment at any time, for any reason or no reason, with or without notice (except as provided further below), subject to any payment obligations that the Company may have, and nothing in this Agreement confers on the Executive any right to continue in the Company’s employ. If the Executive’s employment ceases for any or no reason, the Executive (or the Executive’s estate, as applicable) will be entitled to receive (in addition to any compensation and benefits the Executive may be entitled to receive under Section 7(d) or Section 7(e) below): (i) any earned but unpaid Base Salary and, to the extent consistent with general Company policy, accrued but unused paid time off through and including the date the Executive’s employment with the Company ends to be paid in accordance with the Company’s regular payroll practices and with applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses the Executive has provided appropriate documentation in accordance with the Company’s Travel and Entertainment policy (or any successor policy thereto), to be paid in accordance with Section 5, and (iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”)).

(b) Definitions. As used in this Agreement:

(i)	“Cause” shall mean a finding by the Board that the Executive: (1) materially breached this Agreement, provided that, if such breach is curable, the Executive was given prior written notice of such breach and was granted a reasonable opportunity of not less than thirty (30) days to cure any such breach; (2) breached either of the Restrictive Covenants Agreements or any similar agreement between the Executive and the Company; (3) engaged in willful misconduct, fraud, or embezzlement; (4) engaged in any conduct that is, or is reasonably likely to be, materially harmful to the business, interests or reputation of the Company, provided that, if such conduct is, in the reasonable judgment of the Company, curable, the Executive was given prior written notice of such conduct and was granted a reasonable opportunity of not less than thirty (30) days to cure any such conduct; or (5) was convicted of, or pleaded guilty or nolo contendere to, a misdemeanor relating to the Company, a crime involving moral turpitude, or any felony.

(ii)	“Change in Control” shall mean (1) any merger, reorganization, consolidation, recapitalization or other transaction or series of related transactions, whether or not the Company is the surviving or continuing entity in such transaction or transactions, and whether or not the Company is a party thereto, that results in the holders of equity interests in the Company immediately prior to such transaction or transactions holding, immediately after such transaction or transactions (whether by virtue of securities issued as consideration for the transaction(s) or otherwise), less than 50% of the voting power of the surviving, continuing or purchasing entity; or (2) any sale, lease or other disposition of all or substantially all of the assets (tangible or intangible) of the Company and its subsidiaries, if any, taken as a whole.

(iii)	“Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three consecutive months or for periods aggregating more than twenty-six weeks in any year. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein.

(iv)	“Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any of the following events: (1) the relocation of more than fifty (50) miles from the principal place at which the Executive provides services to the Company provided that such relocation does not have the effect of reducing the Executive’s daily commute; (2) a material reduction in the authority, duties, or responsibilities of the Executive; (3) a reduction of the Executive’s Base Salary of more than 5% of the Executive’s then current Base Salary (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the annualized base salaries of other senior executives); or (4) any action or inaction of the Company that constitutes a material breach by the Company of its obligations to the Executive under this Agreement. No resignation will be treated as a resignation for Good Reason unless (A) the Executive provides written notice to the Company of the Executive’s intention to terminate employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (B) the Executive provides the Company with at least 30 days to cure the circumstances, and (C) if the Company is not successful in curing the circumstances, the Executive ends the Executive’s employment within 30 days following the cure period in (B).

(v)	“Involuntary Termination” shall mean a termination of the Executive’s employment (1) by the Company without Cause, (2) due to Redundancy or (3) by the Executive for Good Reason.

(vi)	“Redundancy” shall mean the elimination by the Board of the Executive’s role or position in the Company.

(vii)	“Vesting Period” shall mean the period over which an equity award vests as set forth in the applicable equity award agreement.

(c) Termination by the Company with or without Cause or by the Executive other than for Good Reason. This Agreement and the employment of the Executive shall terminate, (i) at the election of the Company for Cause immediately upon written notice by the Company to the Executive, (ii) at the election of the Company without Cause or by reason of Redundancy, in either case upon 30 days’ prior written notice by the Company to the Executive or (iii) at the election of the Executive, other than for Good Reason upon 30 days’ prior written notice by the Executive to the Company (each thirty-day period described in (ii) and (iii), the “Notice Period”), provided, that, the Company may choose to end the Executive’s employment at any time during the Notice Period, subject to the Company paying the Executive his Base Salary and permitting the Executive to continue to accrue paid time off and participate in the Company’s benefit plans for any remaining portion of the Notice Period. Unless the termination of employment constitutes an Involuntary Termination (in which case the provisions of Section 7(d) or Section 7(e) shall apply, as applicable), if the Executive’s employment is terminated in accordance with this Section 7(c), the Company’s obligations under this Agreement shall immediately cease and the Executive shall be entitled only to the benefits set forth in Section 7(a)(i)-(iii), provided, that, the Company shall pay the Executive in lieu of notice and the Employee shall be deemed to have remained an employee for the Notice Period for purposes of accruing paid time off, as described above. For the avoidance of doubt, if the Executive’s employment is terminated for Cause, the Executive shall not be entitled to receive any portion of the Bonus otherwise payable to the Executive for the immediately preceding Performance Year.

(d) Termination due to Executive’s Involuntary Termination in the absence of a Change in Control. Subject to Section 15 below, in the event there is an Involuntary Termination of the Executive’s employment prior to or more than 24 months following a Change in Control, the Company shall pay the Executive the benefits described in Section 7(a)(i)-(iii). In addition, subject to the conditions of Sections 7(f) and 15, the Company shall:

(i)	continue to pay to the Executive the Base Salary for a period of twelve (12) months thereafter, in accordance with the Company’s regularly established payroll procedures;

(ii)	pay to the Executive, in a single lump sum payment on the Payment Date (as defined below) any Bonus determined by the Board to be payable to the Executive for the immediately preceding Performance Year that has not yet paid to the Executive as of the date of the Executive’s termination;

(iii)	notwithstanding the requirement that the Executive be an active employee of the Company on December 31 of the Performance Year, pay to the Executive, in a single lump sum payment on the Payment Date a prorated portion of the Executive’s target Bonus for the Performance Year in which the termination occurs, irrespective of whether the performance goals applicable to such Bonus have been established or satisfied, such prorated portion to be calculated by multiplying the target Bonus for such Performance Year by the quotient obtained by dividing the number of months of the Performance Year during which the Executive has provided services to the Company by twelve (12);

(iv)	for a period of twelve (12) months following the Executive’s termination date, and provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to COBRA (Consolidated Omnibus Budget Reconciliation Act), continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (“COBRA Continuation”). Notwithstanding the foregoing, if for any reason such benefits cannot be provided through the Company’s group or other plans, the Company shall reimburse the Executive for the Executive’s reasonable cost of obtaining equivalent benefits, such reimbursements to be made on the same schedule as the COBRA contributions otherwise would have been paid. At the end of such twelve (12) month period, the Executive shall be entitled to such rights as the Executive may have to continue health insurance coverage at the Executive’s sole expense as are then accorded under COBRA, for the remainder of the COBRA coverage period; and

(v)	provide that a portion of each of the Executive’s then outstanding unvested equity awards shall vest immediately upon termination such that the Executive receives vesting credit for the portion of the award’s Vesting Period during which he provided services to the Company. The number of shares subject to an outstanding unvested equity award of the Executive that shall vest pursuant to this Section 7(d)(v) is equal to (1) the product obtained by multiplying (x) the total shares subject to the award by (y) the quotient obtained by dividing the number of months worked by the Executive during Vesting Period by the total number of months in the Vesting Period, minus (2) the number of shares subject to the award that have already vested as of the date of the Executive’s termination of employment. The Executive’s vested equity awards, after giving effect to the acceleration provided in this Section 7(d)(v) shall remain exercisable for three months following the termination date.

(e) Termination due to Executive’s Involuntary Termination following a Change in Control. Subject to Section 15 below, in the event there is an Involuntary Termination of the Executive’s employment within 24 months following a Change in Control, the Company shall pay the Executive the benefits described in Section 7(a)(i)-(iii). In addition, subject to the conditions of Sections 7(f) and 15, the Company shall:

(i)	continue to pay to the Executive the Base Salary for a period of eighteen (18) months thereafter, in accordance with the Company’s regularly established payroll procedures;

(ii)	pay to the Executive, in a single lump sum payment on the Payment Date any Bonus determined by the Board to be payable to the Executive for the immediately preceding Performance Year that has not yet paid to the Executive as of the date of the Executive’s termination;

(iii)	notwithstanding the requirement that the Executive be an active employee of the Company on December 31 of the Performance Year, pay to the Executive, in a single lump sum payment on the Payment Date a prorated portion of the Executive’s target Bonus for the Performance Year in which the termination occurs, irrespective of whether the performance goals applicable to such Bonus have been established or satisfied, such prorated portion to be calculated by multiplying the target Bonus for such Performance Year by the quotient obtained by dividing the number of months of the Performance Year during which the Executive has provided services to the Company by twelve (12); plus provide for the payment of an amount equal to 1.5 times the Executive’s target Bonus for the Performance Year in which the termination occurs, irrespective of whether the performance goals applicable to such Bonus have been established or satisfied, in a single lump sum payment on the Payment Date;

(iv)	provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to COBRA, provide for COBRA Continuation for a period of eighteen (18) months following the Executive’s termination date. Notwithstanding the foregoing, if for any reason such benefits cannot be provided through the Company’s group or other plans, the Company shall reimburse the Executive for the Executive’s reasonable cost of obtaining equivalent benefits, such reimbursements to be made on the same schedule as the COBRA contributions otherwise would have been paid. At the end of such eighteen (18) month period, the Executive shall be entitled to such rights as the Executive may have to continue health insurance coverage at the Executive’s sole expense as are then accorded under COBRA, for the remainder of the COBRA coverage period; and

(v)	provide that any unvested portion of the Executive’s equity awards assumed or substituted by an acquiring or succeeding corporation (or an affiliate thereof) in connection with the Change in Control shall vest in full immediately upon such termination. The Executive’s vested equity awards, after giving effect to the acceleration provided in this Section 7(e)(v) shall remain exercisable for three months following the termination date.

For the avoidance of doubt, if the Executive is entitled to the benefits described under this Section 7(e), the Executive shall not also be entitled to the benefits described under Section 7(d).

(f) Release. As a condition of the Executive’s receipt of the benefits (other than the benefits described in Section 7(a)(i)-(iii)) described under Section 7(d) or Section 7(e) (such benefits, the “Severance Benefits”), the Executive must execute and deliver to the Company a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations) (the “Severance Agreement”), which Severance Agreement must become irrevocable within 60 days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company) (the date on which the revocation period expires, the “Payment Date”). Severance Benefits will be paid on the Payment Date or commence in the first regular payroll after the Payment Date, provided that if the foregoing 60 day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year. The Executive must continue to comply with each Restrictive Covenants Agreement and any similar agreement to which the Executive is party in order to be eligible to receive the Severance Benefits.

8. Modified Section 280G Cutback.

(a) Notwithstanding any other provision of this Agreement, except as set forth in Section 8(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 8(a), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 8(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 8(b) shall be referred to as a “Section 8(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 8 the following terms shall have the following respective meanings:

(i)	“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)	“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 8(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive

(with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 8(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 8(b) Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If the Executive states in the Executive Response that the Executive agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that the Executive disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.

(e) The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by the Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by the Executive in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).

(f) The provisions of this Section 8 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

(g) Notwithstanding Sections 8(a)-(f) hereof, until the closing of the IPO, in the event that it shall be determined that any payment or benefit (including any accelerated vesting of options or other equity awards) made or provided, or to be made or provided, by the Company (or any successor thereto or affiliate thereof) to or for the benefit of the Executive, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with the Company (or any successor thereto or affiliate thereof) or otherwise, may be subject to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law, then upon the request of the Executive, the Company shall use reasonable efforts to procure a shareholder vote in satisfaction of the shareholder approval requirements described in Treas. Reg. Section 1.280G-1, Q&A-7.

9. Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent the Executive from entering into employment with, or carrying out the Executive’s responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement. On an annual basis, or as the Company otherwise directs, the Executive will disclose to the Company the Executive’s investments, business interests or other potential or actual conflicts of interest.

10. No Mitigation. In no event shall the Executive be required to seek other employment following termination or take any other action following termination by way of mitigation of the post-termination amounts payable to the Executive under this Agreement, and such amounts shall not be reduced in the event that the Executive obtains other employment after termination of the Executive’s employment hereunder; provided, however, that notwithstanding the foregoing, any entitlement the Executive (or the Executive’s spouse or dependents) has hereunder to post-separation medical benefits coverage shall terminate upon such date as the Executive becomes eligible for medical benefits coverage through a plan offered by a subsequent employer.

11. Amendments. Any amendment to this Agreement shall be made in writing and signed by the Parties hereto.

12. Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To Executive:

At the address set forth in the Executive’s personnel file

To Company:

Spark Therapeutics, Inc.

Attn: Chief Executive Officer

3737 Market Street, Suite 1300

Philadelphia, PA 19104

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 12. Notice to the Company must include a separate notice to the Chairman of the Board.

13. Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within the Commonwealth of Pennsylvania), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

15. Effect of Section 409A of the Code.

(a) Six Month Delay. If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with the Executive’s employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Executive hereby agrees that the Executive is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of the Executive’s “separation from service” (as determined under Section 409A of the Code) or (ii) the tenth day following the date of the Executive’s death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of separation from service and the New Payment Date shall be paid to the Executive in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(b) General 409A Principles. For purposes of this Agreement, a termination of employment will mean a “separation from service” as defined in Section 409A of the Code, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this determination, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code. Neither the Company nor the Executive will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A of the Code and this

Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A of the Code if and to the extent required to comply with Section 409A of the Code. In any event, the Company makes no representations or warranties and will have no liability to the Executive or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

16. Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

17. Waiver, Cancellation or Discharge. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

18. Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

19. Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

20. Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

21. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first set forth above.

SPARK THERAPEUTICS, INC.

By:	/s/ Jeffrey Marrazzo
Name: Jeffrey Marrazzo
Title: Co-founder and Chief Executive Officer

EXECUTIVE:

/s/ Rogério Vivaldi Coelho
Rogério Vivaldi Coelho, M.D.

Exhibit A

Non-Competition and Non-Solicitation Agreement

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is made between Spark Therapeutics, Inc., a Delaware corporation (the “Company”), and Rogério Vivaldi Coelho, M.D (the “Employee”).

For good consideration and in consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company, intending to be legally bound, agree as follows:

1. Non-Competition and Non-Solicitation.

(a) Non-Competition and Non-Solicitation. While the Employee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(i) in the geographical areas that the Company does business or has done business at the time of the Employee’s termination, engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any gene therapy product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Employee was employed by the Company; or

(ii) either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the actual or prospective clients, customers, accounts or business partners of the Company which were contacted, solicited, or served by the Company during the Employee’s employment with the Company; or

(iii) either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.

(b) Extension. If the Employee violates the provisions of any of the preceding paragraphs of this Section 1, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one (1) year have expired without any violation of such provisions.

(c) Notice of New Business Activity. The Employee agrees that during the non-competition and non-solicitation period, the Employee will give notice to the Company of each new business activity the Employee plans to undertake, at least (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the

Employee’s business relationship or position with the Entity. The Employee further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Employee’s continued compliance with his obligations under this Agreement.

2. Miscellaneous.

(a) Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b) Obligations to Third Parties. The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company does not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any non-competition agreement).

(c) Disclosure of this Agreement. For a period of one (1) year after the termination or cessation of the Employee’s employment for any reason, the Employee agrees to notify any potential, prospective employer or prospective business associate, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d) Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his employment for any period of time and does not change the at-will nature of his employment.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f) Interpretation. If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within the Commonwealth of Pennsylvania), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(j) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(k) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Remainder of Page Intentionally Left Blank]

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

SPARK THERAPEUTICS, INC.

January 16, 2015 Date	/s/ Jeffrey Marrazzo By

Jeffrey Marrazzo
Name

Co-founder and Chief Executive Officer
Title

EMPLOYEE

January 16, 2015 Date	/s/ Rogério Vivaldi Coelho By

Rogério Vivaldi Coelho, M.D
Name

[Signature Page to Non-Competition and Non-Solicitation Agreement]